MANAGEMENT AGREEMENT


         AGREEMENT to be effective the 1st day of July 1985, by and between BLC TAX-EXEMPT BOND FUND, INC., a Maryland corporation (hereinafter called the "Fund") and BLC EQUITY MANAGEMENT COMPANY, an Iowa corporation (hereinafter called "Blemco").

                               W I T N E S S E T H:

         WHEREAS, The Fund has furnished Blemco with copies properly certified or authenticated of each of the following:

         (a)   Certificate of Incorporation of the Fund;

         (b)   Bylaws of the Fund as adopted by the Board of Directors;

         (c) Resolutions of the Board of Directors of the Fund selecting Blemco as investment adviser and approving the form of this Agreement.

        NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the Fund hereby appoints Blemco to act as investment adviser and manager of the Fund, and the Blemco agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth. The Fund will furnish Blemco from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

 1.      INVESTMENT ADVISORY SERVICES

         Blemco will regularly perform the following services for the Fund:

         (a)   Provide investment research, advice and supervision;

         (b) Provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work;

         (c) Furnish to the Board of Directors of the Fund (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the Fund's portfolio consistent with the Fund's investment objective and policies;

         (d) Implement such of its recommended investment program as the Fund shall approve, by placing orders for the purchase and sale of securities, subject always to the provisions of the Fund's Certificate of Incorporation and Bylaws and the requirements of the Investment Company Act of 1940, as each of the same shall be from time to time in effect;

         (e) Advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors and any appropriate committees of such Board regarding the general conduct of the investment business of the Fund; and

         (f) Report to the Board of Directors of the Fund at such times and in such detail as the Board may deem appropriate in order to enable it to determine that the investment policies of the Fund are being observed.

 2.      CORPORATE ADMINISTRATIVE SERVICES

         In addition to the investment advisory services set forth in Section 1, Blemco will perform the following corporate administrative services:

         (a) Furnish the services of such of Blemco's officers and employees as may be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law;

         (b) Furnish office space, and all necessary office facilities and equipment, for the general corporate functions of the Fund (i.e., functions other than (i) underwriting and distribution of Fund shares; (ii) custody of Fund assets, and (iii) transfer and paying agency services); and

         (c) Furnish the services of the supervisory and clerical personnel necessary to perform the general corporate functions of the Fund.

         (d) Determine the net asset value of the shares of the Fund's Capital Stock as frequently as the Fund shall request, or as shall be required by applicable law or regulations.

 3.      EXPENSES BORNE BY THE BLEMCO

         Blemco will pay:

         (a) The compensation and expenses of all officers and executive employees of the Fund;

         (b) The compensation and expenses of all directors of the Fund who are persons affiliated with Blemco; and

         (c) The expenses of the organization of the Fund, including its registration under the Investment Company Act of 1940, and the initial registration and qualification of its Capital Stock for sale under the Securities Act of 1933 and the Blue Sky laws of the states in which it initially qualifies.

 4.      COMPENSATION OF BLEMCO

         For all services to be rendered and payments made as provided in Sections 1, 2 and 3 hereof, the Fund will accrue daily and pay Blemco within five days after the end of each calendar month a fee based on the average of the values placed on the net assets of the Fund as of the time of determination of the net asset value on each trading day throughout the month in accordance with the following schedule.

                   Average Daily Net
                     Assets of the                    Fee as a Percentage of
              BLC Tax-Exempt Bond Fund, Inc.         Average Daily Net Assets
              -----------------------------          ------------------------
               First          $100,000,000                  .04167%
               Next            100,000,000                  .03750%
               Next            100,000,000                  .03333%
               Next            100,000,000                  .02917%
               Amount Over     400,000,000                  .02500%

         Net asset value shall be determined pursuant to applicable provisions of the Certificate of Incorporation of the Fund. If pursuant to such provisions the determination of net asset value is suspended, then for the purposes of this Section 4 the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets for each day the suspension continues.

         Blemco may, at its option, waive all or part of its compensation for such period of time as it deems necessary or appropriate.

 5.     SERVICES FURNISHED AT COST BY BLEMCO

         Blemco (in addition to the services to be performed by it pursuant to Sections 1 and 2 hereof) will:

         (a)   Act as, and provide all services  customarily  performed  by, the
               transfer  and  paying  agent  of  the  Fund  including,   without
               limitation, the following:

               (i) preparation and distribution to shareholders of reports, tax information, notices, proxy statements and proxies;

               (ii) preparation  and  distribution  of dividend and capital gain payments to shareholders;

               (iii)issuance,  transfer and registry of shares,  and maintenance of open account system;

               (iv) delivery,   redemption   and   repurchase  of  shares,   and
                    remittances to shareholders; and

               (v)  communication with shareholders  concerning items (i), (ii),
                    (iii) and (iv) above.

               In the carrying  out of this  function  Blemco may contract  with
               others  for  data   systems,   processing   services   and  other
               administrative services.

        (b) Use its best efforts to qualify the Capital Stock of the Fund for sale in states and jurisdictions other than those in which initially qualified, as directed by the Fund; and

        (c) Prepare stock certificates, and distribute the same as requested by shareholders of the Fund.

        Blemco will maintain records in reasonable detail of the costs (including a reasonable charge for administrative overhead) incurred by it in the performance of the services set forth in this Section 5, and at the end of each calendar month the Fund will reimburse the Blemco for such costs.

 6.     EXPENSES BORNE BY FUND

        (a) The Fund will pay, without reimbursement by Blemco, the following expenses:

               (i) Taxes, including in case of redeemed shares any initial transfer taxes, and governmental fees (except with respect to the Fund's organization and the initial qualification and registration of its Capital Stock);

               (ii) Portfolio brokerage fees and incidental  brokerage expenses;
                    and

               (iii)Interest.

        (b) The Fund will pay, without reimbursement by Blemco except under the circumstances set forth in Section 7, the following expenses:

               (i) The fees of its independent auditor and its legal counsel, incurred subsequent to the Fund's organization and the initial qualification and registration of its Capital Stock;

               (ii) The fees and expenses of the Custodian of its assets;

               (iii)The fees and  expenses of all  directors of the Fund who are not persons affiliated with Blemco; and

               (iv) The cost of meetings of shareholders.

 7.     REIMBURSEMENT OF CERTAIN FUND EXPENSES

        If in any fiscal year of the Fund the normal operating expenses of the Fund chargeable to its income account shall exceed the lowest applicable percentage of average net assets or income limitations prescribed by any state in which Fund shares are qualified for sale, Blemco will pay the Fund, as promptly as practical after the end of such year, an amount equal to such excess. For purposes of this Section 7, "normal operating expenses" shall include the Section 4 investment advisory fee, the
        Section  5  monthly  reimbursement,   and  the  expenses  enumerated  in
        subsection 6(b), but shall not include the expenses enumerated in subsection 6(a).

 8.     AVOIDANCE OF INCONSISTENT POSITION

        In connection with purchases or sales of portfolio securities for the account of the Fund, neither Blemco nor any of Blemco's directors, officers or employees will act as a principal or agent or receive any commission.

 9.     LIMITATION OF LIABILITY OF BLEMCO

        Blemco shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on Blemco's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10.     DURATION AND TERMINATION OF THIS AGREEMENT

        This Agreement shall remain in force until the conclusion of the first meeting of the shareholders of the Fund and if it is approved by a vote of a majority of the outstanding voting securities of the Fund it shall continue in effect until the next annual meeting of the Fund. Thereafter, this Agreement shall continue in effect from year to year provided that the continuance is specifically approved at least annually either by the Board of Director of the Fund or by a vote of a majority of the directors of the Fund who are not interested persons of the Blemco, Bankers Life Company, or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by Blemco. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interest persons", "assignment" and "voting security") shall be applied.

11.     AMENDMENT OF THIS AGREEMENT

        No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities and by vote of a majority of the directors who are not interested persons of Blemco, Bankers Life Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

12.     ADDRESS FOR PURPOSE OF NOTICE

        Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of Blemco for this purpose shall be 711 High Street, Des Moines, Iowa 50307.

13.     MISCELLANEOUS

        The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

BLC TAX-EXEMPT BOND                      BLC EQUITY MANAGEMENT COMPANY
FUND, INC.

           R. E. LARSON                            R. W. EHRLE
By __________________________________  By ___________________________________
        R.E. Larson, President                    R.W. Ehrle, President